Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of HappyNest REIT, Inc., of our report dated April 25, 2022, relating to the financial statements of HappyNest REIT, Inc., as of December 31, 2021 and for the year then ended.

/s/ Assurance Dimensions

Margate, Florida

April 25, 2022